Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 11, 2005, relating to the financial statements of Vical Incorporated for the year ended December 31, 2004, and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2004, appearing in the Annual Report on Form 10-K of Vical Incorporated for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    Deloitte and Touche LLP

San Diego, California

January 24, 2006